Exhibit 10.34
SEVERANCE AGREEMENT
(Amended and Restated)
     THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), entered into as of March 10, 2008 is made and entered into between Zix Corporation, a Texas corporation (the “Company”), and Barry W. Wilson (“Employee”).
     WHEREAS, the Company and Employee entered into that Severance Agreement, dated as of November 10, 2006 (the “November 2006 Severance Agreement”);
     WHEREAS, the Company and Employee desire to amend and restate the November 2006 Severance Agreement;
     WHEREAS, Employee is currently employed by the Company;
     WHEREAS, Employee is willing to continue working for the Company or a Company affiliate (“Affiliate”), as applicable, on an “at-will” basis; and
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:
1. Severance Payment. If the Employee’s employment with the Company or an Affiliate, as applicable, is terminated by the Company or the employing Affiliate other than “for cause” (as defined below), then, subject to receiving a release reasonably satisfactory to the Company relating to employment matters, the Company will pay to Employee an amount equal to six months of base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Severance Payment”). The Severance Payment will be paid as provided in Section 2. To terminate Employee’s employment other than “for cause,” the Company or the employing Affiliate, as applicable, shall give Employee a written notice of termination setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. Such notice shall be effective upon receipt. For purposes of this Severance Agreement, “for cause” shall mean any of the following shall have occurred: (a) the conviction of Employee of any felony; (b) the intentional and continued failure by Employee to substantially perform Employee’s employment duties, such intentional action involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company or an Affiliate, as applicable, that specifically identifies the manner in which the Company or the Affiliate, as applicable, believes Employee has not substantially performed Employee’s duties and that is not cured within five business days after notice thereof by the Company to Employee; (c) the intentional wrongdoing by Employee that is materially injurious to the Company or employing Affiliate, as applicable; (d) acts by Employee of moral turpitude that are injurious to the Company or employing Affiliate, as applicable; or (e) breach of the “confidentiality and invention” agreement between the Company or an Affiliate, as applicable, and Employee.

2. Mode of Payment; Acceptance. The Severance Payment shall be paid in six equal monthly cash payments (less applicable withholdings for taxes and other withholdings required by applicable law and any amounts owed by Employee to Company or an Affiliate, as applicable) within 30 days of the occurrence of the applicable event. Alternatively, the Company may, in the Company’s discretion, pay the Severance Payment by depositing in the Employee’s stock brokerage account registered shares of ZixCorp common stock valued at 104% of the Severance Payment, using the closing price of the ZixCorp common stock on the business day of deposit. The Company’s obligation to pay the Severance Payment is absolute, and such payments shall not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment. Acceptance by Employee of the Severance Payment shall constitute a release by Employee of the Company and its Affiliates, shareholders, officers, employees, directors and other agents from all claims arising out of, relating to, or in connection with Employee’s employment with the Company.
3. Miscellaneous.
     3.1 Dispute Resolution. Employee and the Company acknowledge that Employee has, or may have, previously executed an alternate dispute resolution agreement with the Company or an Affiliate. The provisions of such alternate dispute resolution agreement shall govern any disputes arising under this Agreement.
     3.2 Successors; Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company. This Agreement and all rights of Employees hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     3.3. Entire Agreement; Modifications. This Agreement supersedes the November 2006 Severance Agreement and represents the entire agreement of the parties relating to the subject matter hereof. Only an instrument in writing executed by both parties may amend this Agreement. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     3.4 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     3.5 Enforcement Fees. In the event of a dispute arising under this Agreement, unless otherwise agreed by the parties in writing, each party shall pay its own costs and expenses in resolving the dispute.
     3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding its conflict of laws rules).
     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ZIX CORPORATION
By:	./s/ Richard D. Spurr
Richard D. Spurr
Chairman and Chief Executive Officer

EMPLOYEE
/s/ Barry W. Wilson
Barry W. Wilson

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